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                                                                   EXHIBIT (5)-1

                                QUARLES & BRADY
                           411 EAST WISCONSIN AVENUE
                        MILWAUKEE, WISCONSIN 53202-4497
                                  414/277-5000
                                FAX 414/271-3552
                                                                  August 7, 1995

Wisconsin Energy Corporation
231 West Michigan Street
P.O. Box 2949
Milwaukee, Wisconsin 53201

Ladies and Gentlemen:

    We are providing this opinion in connection with the Registration Statement of Wisconsin Energy Corporation ("WEC") on Form S-4 (the "Registration Statement") being filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of up to 114,357,613 shares of WEC (and, after the effective time of the Mergers referred to below, Primergy Corporation) Common Stock, $.01 par value (the "Shares"), to the shareholders of Northern States Power Company, a Minnesota corporation ("NSP"), in connection with the statutory merger of NSP with and into Northern Power Wisconsin Corp., a Wisconsin corporation which is presently a wholly-owned subsidiary of NSP ("New NSP"), followed immediately by the statutory merger of WEC Sub Corp., a Wisconsin corporation which is presently a wholly-owned subsidiary of WEC ("WEC Sub"), with and into New NSP (collectively, the "Mergers"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 1995, as amended and restated as of July 26, 1995, by and among NSP, WEC, New NSP and WEC Sub (the "Merger Agreement"). In connection with the Mergers, WEC will change its name to Primergy Corporation.

    We have examined: (i) WEC's Restated Articles of Incorporation and Bylaws, as amended to date and as proposed to be amended in connection with the Mergers;
(ii) the Merger Agreement, which is attached as Annex A to the Joint Proxy Statement/Prospectus contained in the Registration Statement; (iii) the Registration Statement; (iv) corporate proceedings of WEC and WEC Sub relating to the Merger Agreement and the transactions contemplated thereby; and (v) such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, it is our opinion that:

       1. WEC is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

       2. When (a) the Registration Statement shall have become effective under the Act, (b) the Merger Agreement shall have been duly approved by the shareholders of NSP and WEC as contemplated therein and in the Registration Statement, (c) the parties shall have received all necessary regulatory approvals required to consummate the Mergers and issue the Shares, (d) the Mergers shall have been duly consummated in accordance with the terms of the Merger Agreement and the laws of the States of Minnesota and Wisconsin and (e) up to 114,357,613 Shares have been duly issued in accordance with the provisions of the Merger Agreement and such regulatory approvals, such Shares will be duly authorized and validly issued, fully paid and nonassessable, subject to the personal liability imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although
    Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the
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Wisconsin Energy Corporation
August 7, 1995
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    consideration  for which their par value  shares were issued rather than the shares' lower stated par value. LOCAL 257 OF HOTEL AND RESTAURANT EMPLOYEES AND BARTENDERS INTERNATIONAL UNION v. WILSON STREET EAST DINNER PLAYHOUSE, INC., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

    We have not passed upon the actions of the Boards of Directors of either NSP or New NSP to authorize the consummation of the Mergers and have assumed that all necessary action has been taken.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

    Larry J. Martin, a partner in our firm, serves as General Counsel of WEC.

                                          Very truly yours,

                                          QUARLES & BRADY